EXHIBIT 10.4(7)

Amendment

This Amendment to the Amended and Restated Employment Agreement dated [DATE] (the “Agreement”) between PerkinElmer, Inc., a Massachusetts corporation (hereinafter the “Company”), and [NAME] (hereinafter referred to as the “Employee”), is entered into this      day of                     , 2010.

WHEREAS, the Employee is employed by the Company pursuant to the terms of the Agreement; and

WHEREAS, the Employee and the Company desire to amend the Agreement in order to conform to guidance issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of sum of One Dollar, the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

The following text is added to the end of the Agreement, immediately following Section 13(h):

“(i) The reference in Section 5(f) to execution of a severance agreement and release shall be subject to the following terms. Payments pursuant to Section 5(f) shall commence on the 60th day following the Employee’s separation from service, provided that the Employee has executed and submitted the severance agreement and release and the agreement and release have become irrevocable. The payment made on such 60th day shall include any periodic payments to which the Employee would have been entitled had payments commenced upon the Employee’s separation from service.

(j) In determining whether a payment is made on permissible payment event or date, the rules of the Treasury Regulations and other guidance under Section 409A shall apply, including without limitation the rules of Treasury Regulation section 1.409A-3(g) (related to disputed payments) and the rules of Treasury Regulation section 1.409A-3(d) (generally permitting payment to be made at a later date within the same taxable year (or if later by the 15th day of the third calendar month following the date specified) so long as the Employee is not permitted, directly or indirectly, to designate the year of payment).

The terms of this Agreement shall be interpreted as necessary to provide payments that comply with (or are exempt from) the requirements of Section 409A.”

IN WITNESS WHEREOF, the Company and the Employee have entered into this Amendment on the date first above written:

PERKINELMER, INC.

By:

Title:

[NAME]